IMAX (R)

IMAX CORPORATION

2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905)403-6500 Fax: (905)403-6450
www.imax.com


       IMAX CORPORATION REPORTS DISTRIBUTION OF SHARES BY THE WASSERSTEIN
          PARTNERS FUND UNDER THE TERMS OF ITS PARTNERSHIP AGREEMENTS

Toronto, Canada - May 6, 2003 - IMAX Corporation (Nasdaq: IMAX; TSX: IMX) today announced that it has been notified by Wasserstein Partners, LP that the firm has distributed to its limited partners the approximately 8.2 million shares of IMAX common stock that investment funds it manages hold on their behalf, excluding shares owned by the firm directly. The shares were distributed under the terms of partnership agreements between Wasserstein and its limited partners that originally expired in 2000 and, after annual extensions, were set to expire in August 2003.

A representative of Wasserstein informed IMAX that the firm has no current intention of selling any of its approximately 1.3 million shares held directly, and may purchase additional IMAX shares from time to time.

Commenting on the announcement, Richard L. Gelfond and Bradley J. Wechsler, IMAX's co-Chairmen and co-Chief Executive Officers said, "The Wasserstein fund has been our partner since our acquisition of IMAX in 1994. We are pleased that Wasserstein will remain a substantial shareholder while providing its limited partners with necessary liquidity under the terms of its partnership agreements. We understand that this distribution is a natural part of their investment partnership and are committed to working with Wasserstein to ensure an orderly distribution of the shares."

IMAX also announced that the Company has scheduled a conference call Wednesday, May 7, 2003 at 9:00 a.m. EST to discuss the specifics of the distribution and its strategy for facilitating the sale of any of the distributed shares that reach the market. The Company's plans include meetings with analysts, discussions with Wasserstein's limited partners and a targeted outreach to potential investors.

"We believe, based on numerous discussions with investors over the last several years that there is significant demand for the shares should they come to market," said Messrs. Gelfond and Wechsler. "We plan on contacting and visiting the institutions that have expressed such interest and hopefully facilitating bottoms-up demand for any shares that become available."

On Monday, IMAX reported stronger-than-expected first quarter results and detailed its recent accomplishments, including the release of the next two chapters in The Matrix trilogy to IMAX(R) theatres this May and November.

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"In the long run this distribution is extremely positive for IMAX," said Messrs.
Gelfond and Wechsler. "The removal of a large overhang on our stock as well as the increased liquidity outweigh any short term pressure on the stock that may occur."

To access Wednesday's call, interested parties should call (913) 981-5571. A replay of the call will be available by dialing (719) 457-0820.

About IMAX Corporation:
Founded in 1967, IMAX Corporation is one of the world's leading entertainment technology companies. IMAX's businesses include the creation and delivery of the world's best cinematic presentations using proprietary IMAX and IMAX(R) 3D technology, and the development of the highest quality digital production and presentation. IMAX has developed revolutionary technology called IMAX(R) DMR(TM) (Digital Re-mastering) that makes it possible for any 35mm film to be transformed into the unparalleled image and sound quality of The IMAX Experience(R). The IMAX brand is recognized throughout the world for extraordinary and immersive family experiences. As of December 2002, there were 232 IMAX theatres operating in 32 countries.

IMAX(R), IMAX(R) 3D, IMAX(R) DMR(TM) and The IMAX Experience(R) are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.


This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the viability of new businesses and products, and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and in the subsequent reports filed by the Company with the Securities and Exchange Commission.


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For additional information please contact:

Media:                                                Analysts:
IMAX Corporation, New York                            IMAX Corporation, New York
Romi Schutzer                                         Stephen G. Abraham
212-821-0144                                          212-821-0140
rschutzer@imax.com                                    sabraham@imax.com

Entertainment Media:                                  Business Media:
Newman & Company, Los Angeles                         Sloane & Company, New York
Al Newman                                             Whit Clay
818-784-2130                                          212-446-1864
asn@newman-co.com                                     wclay@sloanepr.com